Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

565 BROAD HOLLOW REALTY CORP.

Under Section 402 of the Business Corporation Law of the State of New York

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the New York certifies:

1. The name of the corporation shall be

565 BROAD HOLLOW REALTY CORP.

2. The purposes for which it is formed are:

To purchase or in any wise acquire for investment or for sale or otherwise, lands, contracts for the purchase or sale of lands, buildings, improvements and any other real property of any kind or tenure or any interest therein and to manage, improve, develop, and turn to account any land or contracts for purchase or sale of lands acquired by the corporation, or in which the corporation is interested; to borrow money and from time to time make, accept, endorse, execute and issue bonds, debentures, promissory notes, bills of exchange and other obligations of the corporation for the purpose of its business and to secure the payment of any such obligations by mortgage, pledge, deed, indenture, agreement or other instrument of trust.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

3. The office of the corporation shall be located in the Village of Farmingdale, County of Nassau and State of New York.

4. The aggregate number of shares which the corporation shall have the authority to issue shall be TWO HUNDRED (200) SHARES, each of which shall be common stock without par value.

5. The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served, and the address within the state to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is c/o Easton & Echtman, P.C., 6 East 39th Street, Borough of Manhattan, City, County and State of New York.

6. The incorporator is a natural person over the age of twenty-one years.

7. The corporation intends to establish calendar year 1977 as its first accounting period for reporting its franchise tax pursuant to article nine-a of the Tax Law.

IN WITNESS WHEREOF, the incorporator has signed and acknowledged this Certificate of Incorporation this 3rd day of January, 1977.

/s/ Irwin M. Echtman
IRWIN M. ECHTMAN
6 East 39th Street
New York, New York 10016

STATE OF NEW YORK	) SS.:
COUNTY OF NEW YORK	)

On this 3rd day of January, 1977, before me personally came IRWIN M. ECHTMAN to me known and known to me to be the individual described in and who executed the foregoing instrument and acknowledged to me that he executed the same.

/s/ Mark D. Mermel
MARK D. MERMEL
Notary Public, State of New York
No. 24-1609335
Qualified in Kings County
Term Expires March 30, 1977

CERTIFICATE OF CHANGE

OF

565 BROAD HOLLOW REALTY CORP.

Under Section 805-A of the Business Corporation Law

FIRST: The name of the corporation is 565 BROAD HOLLOW REALTY CORP.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on January 3, 1977.

THIRD: The certificate of incorporation of the corporation is hereby changed, pursuant to the authorization of the Board of Directors of the corporation, so as to change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him and to make a designation of a registered agent of the corporation and to specify the address of said registered agent. To accomplish said changes:

(a) The statement in the certificate of incorporation relating to said post office address to which the Secretary of State shall forward a copy of process is hereby stricken and the following statement is substituted in lieu thereof:

“The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543.”

(b) The following statement of designation of registered agent is added to the certificate of incorporation:

“The name and address of the registered agent of the corporation are Corporation Service Company, 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent upon which process against the corporation may be served.”

Signed on July 6, 2000

/s/ Gene L. Wexler
Name:	Gene L. Wexler
Title:	Vice President and General Counsel